Exhibit 4.6

FINAL TERMS

20 March 2013

AMCOR LIMITED

Issue of €300,000,000 2.750 per cent. Notes due 2023

unconditionally and irrevocably guaranteed on a joint and several basis by

AMCOR FINANCE (USA), INC. and AMCOR UK FINANCE LIMITED

under the €2,000,000,000

Euro Medium Term Note Programme

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 26 October 2012 (the Offering Circular). This document constitutes the Final Terms of the Notes described herein and must be read in conjunction with the Offering Circular. Full information on the Issuer, the Guarantors and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Offering Circular.

1.	(a)	Issuer:	Amcor Limited

	(b)	Guarantors:	Amcor Finance (USA), Inc. and Amcor UK Finance Limited

2.	(a)	Series Number:	3

	(b)	Tranche Number:	1

3.	Specified Currency or Currencies:		Euro (€)

4.	Aggregate Nominal Amount:

	(a)	Series:	€300,000,000

	(b)	Tranche:	€300,000,000

5.	Issue Price:		99.629 per cent. of the Aggregate Nominal Amount

6.	(a)	Specified Denominations:	€200,000 and integral multiples of €1,000 in excess thereof up to and including €399,000. No Notes in definitive form will be issued with a denomination above €399,000

	(b)	Calculation Amount:	€1,000

7.	(a)	Issue Date:	22 March 2013

	(b)	Interest Commencement Date:	Issue Date

8.	Maturity Date:		22 March 2023

9.	Interest Basis:		2.750 per cent. Fixed Rate
(further particulars specified below)

10.	Redemption/Payment Basis:		Redemption at par

11.	Change of Interest Basis or Redemption/Payment Basis:		Not Applicable

12.	Put/Call Options:		Investor Put
(the schedule attached hereto shall be deemed to replace the first paragraph of Condition 8.4)

13.	(a)	Status of the Notes:	Senior

	(b)	Status of the Guarantees:	Senior

	(c)	Date Board approval for issuance of Notes and Guarantees obtained:

15 February 2013, in relation to the issuance of Notes, and 18 February 2011 and 23 October 2012 in respect of the Guarantee obtained from Amcor Finance (USA), Inc. and 1 March 2013 in respect of the Guarantee obtained from Amcor UK Finance Limited

14.	Listing:		Singapore Exchange Securities Trading Limited

15.	Method of distribution:		Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

16.	Fixed Rate Note Provisions		Applicable

	(a)	Rate(s) of Interest:	2.750 per cent. per annum payable annually in arrear

	(b)	Interest Payment Date(s):	22 March in each year, commencing on 22 March 2014, up to and including the Maturity Date.

	(c)	Fixed Coupon Amount(s):	€27.50 per Calculation Amount

	(d)	Broken Amount(s):	Not Applicable

	(e)	Day Count Fraction:	Actual/Actual (ICMA)

	(f)	Determination Date(s):	22 March in each year

	(g)	Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

17.	Floating Rate Note Provisions		Not Applicable

18.	Zero Coupon Note Provisions		Not Applicable

19.	Index Linked Interest Note Provisions	Not Applicable

20.	Dual Currency Interest Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

21.	Issuer Call:	Not Applicable

22.	Investor Put:	Applicable, save that the schedule attached hereto
shall be deemed to replace the first paragraph of
Condition 8.4

23.	Final Redemption Amount:	€1,000 per Calculation Amount

24.	Early Redemption Amount payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 8.5):	€1,000 per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

25.	Form of Notes:	Bearer Notes:

Temporary Bearer Global Note exchangeable for a Permanent Bearer Global Note which is exchangeable for Definitive Bearer Notes only upon an Exchange Event

26.	Additional Financial Centre(s) or other special provisions relating to Payment Days:	London, Sydney, Melbourne

27.	Talons for future Coupons or Receipts to be attached to Definitive Notes in bearer form (and dates on which such Talons mature):	No

28.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable

29.	Details relating to Instalment Notes:

	(a) Instalment Amount(s):	Not Applicable

	(b) Instalment Date(s):	Not Applicable

30.	Redenomination applicable:	Redenomination not applicable

31.	Other final terms or special conditions:	See paragraph 12 above and the schedule attached hereto

DISTRIBUTION

32.	(a) If syndicated, names of Managers:	BNP Paribas
Deutsche Bank AG, London Branch

	(b) Stabilising Manager(s) (if any):	Deutsche Bank AG, London Branch

33.	If non-syndicated, name of relevant Dealer:	Not Applicable

34.	U.S. Selling Restrictions:	Reg. S Compliance Category 2; TEFRA D

35.	Additional selling restrictions:	Not Applicable

36.	Additional U.S. federal tax considerations:	Not Applicable

OPERATIONAL INFORMATION

37.	ISIN Code:	XS0907606379

38.	Common Code:	090760637

39.	Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

40.	Delivery:	Delivery against payment

41.	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

FINAL TERMS

These Final Terms comprise the final terms required to list the issue of Notes described herein pursuant to the €2,000,000,000 Euro Medium Term Note Programme of Amcor Limited and Amcor Finance (USA), Inc.

RESPONSIBILITY

The Issuer and the Guarantors accept responsibility for the information contained in these Final Terms.

Signed on behalf of Amcor Limited

By:	/s/ Julie McPherson
Duly authorised

Signed on behalf of Amcor Finance (USA), Inc.:		Signed on behalf of Amcor UK Finance Limited:

By:	/s/ Julie McPherson	By:	/s/ Julie McPherson
Duly authorised		Duly authorised

SCHEDULE

A Noteholder will have the option (a Change of Control Put Option) (unless prior to the giving of the relevant Change of Control Put Event Notice (as defined below) the relevant Issuer has given notice of redemption under Condition 8.2 or 8.3) to require the relevant Issuer to redeem or, at the relevant Issuer’s option, purchase (or procure the purchase of) any Note held by it on the Change of Control Put Date (as defined below) at the Optional Redemption Amount together with interest accrued to (but excluding) the Change of Control Put Date.

A Change of Control Put Event will be deemed to occur if:

(a)                                 after the Issue Date (i) any Person has obtained Control of Amcor Limited, (ii) there has been a change of Control of Amcor Limited, or (iii) Amcor Limited has become a Subsidiary of any Person (each such event being a Change of Control); and

(b)                                 on the date (the Relevant Announcement Date) that is the earlier of (1) the date of the first public announcement of the relevant Change of Control and (2) the date of the earliest Relevant Potential Change of Control Announcement (if any), either:

(A)                               the Notes carry an Investment Grade Rating from any Rating Agency and any such rating is, within the Change of Control Period, downgraded to Non-Investment Grade and such rating is not within the Change of Control Period restored to an Investment Grade Rating by such Rating Agency or replaced by an Investment Grade Rating of another Rating Agency, or any such Rating Agency withdraws its rating of the Notes and the rating of such Rating Agency is not within the Change of Control Period replaced by an Investment Grade Rating of another Rating Agency; or

(B)                               the Notes do not have an Investment Grade Rating from a Rating Agency and Amcor Limited is unable to acquire and/or maintain an Investment Grade Rating for the Notes during the Change of Control Period from any Rating Agency; and

(c)                                  in making any decision to downgrade or withdraw any credit rating pursuant to paragraph (b) above or to decline to confer an Investment Grade Rating, the relevant Rating Agency announces publicly or confirms in writing to the relevant Issuer, the relevant Guarantors or the Trustee that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control or the Relevant Potential Change of Control Announcement.

Promptly upon the relevant Issuer becoming aware that a Change of Control Put Event has occurred and in any case not later than 10 Business Days thereafter, the relevant Issuer shall, and at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested by the holders of at least one-quarter in nominal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders, shall, (subject in each case to the Trustee being indemnified and/or secured and/or prefunded to its satisfaction) give notice (a Change of Control Put Event Notice) to the Trustee (in the case of a notice from the relevant Issuer), to the relevant Issuer and relevant Guarantors (in the case of a notice from the Trustee) and to the Noteholders in accordance with Condition 15 specifying the nature of the Change of Control Put Event and the procedure for exercising the Change of Control Put Option.

A Noteholder may exercise the Change of Control Put Option during the Change of Control Put Period (as defined below) in accordance with Condition 8.4. The relevant Issuer shall redeem or purchase (or procure the purchase of) the relevant Notes on the Change of Control Put Date unless previously redeemed (or purchased) and cancelled.

If 85 per cent. or more in nominal amount of the Notes outstanding immediately prior to the Change of Control Put Date have been redeemed or purchased pursuant to the above paragraph, the relevant Issuer may, on giving not less than 30 nor more than 60 days’ notice to the Noteholders, in accordance with Condition 15, and to the Trustee (such notice being given within 30 days after the Change of Control Put Date), redeem or purchase (or procure the purchase of), at its option, all but not some only of the remaining outstanding Notes at 100 per cent. of their principal amount, together with interest accrued to (but excluding) the date fixed for such redemption or purchase.

The Trustee is under no obligation to ascertain whether a Change of Control Put Event or Change of Control or any event which could lead to the occurrence of or could constitute a Change of Control Put Event or Change of Control has occurred, or to seek any confirmation from any Rating Agency pursuant to paragraph (iii) above, and, until it shall have actual knowledge or notice pursuant to the Trust Deed to the contrary, the Trustee may assume that no Change of Control Put Event or Change of Control or other such event has occurred.

In this Schedule:

Change of Control Period means the period commencing on the Relevant Announcement Date and ending 90 days after the Change of Control (or such longer period for which the Notes are under consideration (such consideration having been announced publicly within the period ending 90 days after the Change of Control) for rating review or, as the case may be, rating by a Rating Agency, such period not to exceed 60 days after the public announcement of such consideration);

Change of Control Put Date means a date which is seven days after the expiration of the Change of Control Put Period;

Change of Control Put Period means a period of 30 days from the date on which a Change of Control Put Event Notice is given;

Control has the meaning set forth in Section 50AA of the Corporations Act 2011 of Australia as in effect from time to time;

Investment Grade Rating means, with respect to a rating given by a Rating Agency, an investment grade credit rating (Baa3 or BBB-, as the case may be, or equivalent, or better) from such Rating Agency;

Non-Investment Grade means, with respect to a rating given by a Rating Agency, that such rating is not Investment Grade;

Optional Redemption Amount means €1,000 per Calculation Amount;

Person means an individual, partnership, corporation limited liability company, association, trust, unincorporated organisation, or a government or agency or political subdivision thereof;

Rating Agency means Moody’s Investors Service, Inc. (Moody’s), Fitch Ratings Ltd. (Fitch) or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. (S&P) or any of their respective successors or any rating agency (a Substitute Rating Agency) substituted for any of them by the relevant Issuer or a relevant Guarantor from time to time with the prior written approval of the Trustee but excluding any rating agency providing a rating of the Notes on an unsolicited basis; and

Relevant Potential Change of Control Announcement means any public announcement or statement by or on behalf of Amcor Limited, any actual or potential bidder or any adviser acting on behalf of any actual or potential bidder relating to any potential Change of Control where within 180 days following the date of such announcement or statement, a Change of Control occurs.

If the rating designations employed by any of Moody’s, Fitch or S&P are changed from those which are described in Paragraph (b) above, or if a rating is procured from a Substitute Rating Agency, the relevant Issuer or the relevant Guarantors shall determine, with the agreement of the Trustee, the rating designations of Moody’s, Fitch or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Moody’s, Fitch or S&P and the provisions of this Schedule shall be construed accordingly.